Exhibit 8.1

[On Arnold & Porter LLP Letterhead]

February 13, 2013

General Growth Properties, Inc.
110 N. Wacker Drive

Chicago, IL 60606

Ladies and Gentlemen:

We have acted as special REIT tax counsel to General Growth Properties, Inc. (the “Company”), a Delaware corporation, in connection with the registration of 11,500,000 shares of 6.375% Series A Cumulative Redeemable Preferred Stock of the Company (the “Preferred Stock”), pursuant to a prospectus supplement dated February 6, 2013 (the “Prospectus Supplement”) to the prospectus dated June 27, 2012 (collectively, the “Prospectus”) included in the Company’s Registration Statement on Form S-3 (Registration No. 333-182380) (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission.  You have requested our opinion regarding the organization and operation of the Company in conformity with the requirements for qualification as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”).

In giving this opinion, we have examined the following:

•                  the Registration Statement and Prospectus;

•                  the Company’s Annual Report on Form 10-K for the year ended December 31, 2011;

•                  the Company’s 2011 federal income tax return;

•                  the Company’s registration statement on Form S-11 (Registration No. 333-168111) filed by the Company with the U.S. Securities and Exchange Commission (the “Form S-11”);

•                  the Amended and Restated Certificate of Incorporation of the Company, filed as Exhibit 3.3 to the Form S-11;

•                  the Amended and Restated Bylaws of the Company, filed as Exhibit 3.5 to the Form S-11, as amended by that certain Amendment to Amended and Restated Bylaws adopted on February 25, 2011; and

•                  such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinions rendered below, we have assumed with your consent that:

1.     Each of the documents referred to above has been duly authorized, executed and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.     During its taxable years ended December 31, 2010 through December 31, 2012, the Company has operated, and in subsequent taxable years the Company has operated and will operate in a manner that has caused or will make, as the case may be, the factual representations relating to the ownership, operation, future method of operations, and compliance of the Company with the REIT provisions of the Code and the Treasury Regulations (the “Regulations”) thereunder, as in effect as of the date hereof, contained in the certificates dated on or about the date hereof (collectively, the “Certificates”) and executed by a duly appointed officer of each of (i) the Company, (ii) GGP, Inc. (iii) GGP Real Estate Holding I, Inc., (iv) GGP Real Estate Holding II, Inc., (v) GGPLP Real Estate, Inc., (vi) Westroads-Oaks, Inc. (f/k/a GGP Ivanhoe, Inc.), (vii) GGP-Natick Trust, (viii) GGP-CPP St. Louis Galleria, LLC and (ix) GGP-CPP Plaza Frontenac, LLC (each, other than the Company, a “REIT Subsidiary”), true for such years;

3.     Neither the Company nor any REIT Subsidiary will make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a REIT under sections 856-860 of the Code for any taxable year; and

4.     No action will be taken by the Company or a REIT Subsidiary after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In our capacity as special REIT tax counsel to the Company, we have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate for purposes of our opinions rendered below.  For the purposes of rendering these opinions, we have not made an independent investigation of the facts set forth in any documents delivered to us, including, without limitation, the Certificates.  We have relied completely upon the Company’s representations that the information presented in such documents accurately reflects all material facts.  In the course of our representation of the Company, we have not been made aware of any facts inconsistent with such factual representations.  In addition, where such factual representations involve terms defined or used in the Code, the Regulations, published rulings of the Internal Revenue Service or other relevant authority, we have explained such terms to the Company’s representatives and are satisfied that the Company’s representatives understand such terms and are capable of making such factual representations.

Based on the Code, Regulations, documents, assumptions and statements set forth above, the factual representations set forth in the Certificates and our review of the discussion in the Prospectus Supplement under the heading “Federal Income Tax Considerations”, we are of the opinion that:

(a) the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for its taxable years ended December 31, 2010 through December 31, 2012;

(b) the Company’s current and proposed method of operations, if continued, will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2013 and each taxable year thereafter; and

(c) the statements contained under the heading “Federal Income Tax Considerations” in the Company’s preliminary prospectus supplement dated February 6, 2013 and in the Prospectus Supplement, although general in nature, are correct and accurate in all material respects and fairly summarize the material aspects of the United States federal income tax considerations that are likely to be material to a holder of the Preferred Stock, subject to the qualifications set forth therein.

We will not review on a continuing basis either the Company’s or any REIT Subsidiary’s compliance with the documents or assumptions set forth above, or the factual representations set forth in the Certificates.  Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof and published court decisions and assume that none of these will change.  No assurance, however, can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality.  You must judge for yourselves whether the matters addressed in this opinion letter are sufficient for your purposes.  This letter speaks only of this date, and we undertake no obligation to update the opinions expressed herein after the date of this letter.

We hereby consent to the filing of this opinion as an exhibit to Form 8-K to be filed with the Securities and Exchange Commission on or about the date hereof and to the reference to Arnold & Porter LLP in the Prospectus Supplement.  In giving this consent, we do not acknowledge that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

/s/ Arnold & Porter LLP

ARNOLD & PORTER LLP